Exhibit 99.1

Corinthian Mortgage Corporation Claims Damages by Units of Summit
Financial Group and Seeks Injunction

    MOOREFIELD, W.Va.--(BUSINESS WIRE)--Jan. 6, 2004--On December 26, 2003, Summit Financial, LLC and Shenandoah Valley National Bank, subsidiaries of Summit Financial Group, Inc. (OTCBB: SMMF), and various employees of Summit Financial, LLC were served with a Petition for Temporary Injunction and a Bill of Complaint filed in the Circuit Court of Fairfax County, Virginia by Corinthian Mortgage Corporation. The filings allege various claims against Summit Financial, LLC and Shenandoah Valley National Bank arising out of the hiring of former employees of Corinthian Mortgage Corporation and the alleged use of trade secrets. The individual defendants have also been sued based on allegations arising out of their former employment relationship with Corinthian Mortgage and their current employment with Summit Financial, LLC.
    The plaintiff seeks damages in the amount proven at trial on each claim and punitive damages in the amount of $350,000 on each claim. Plaintiff also seeks permanent and temporary injunctive relief prohibiting the alleged use of trade secrets by Summit Financial and the alleged solicitation of Corinthian's employees.
    Summit Financial, LLC and Shenandoah Valley National Bank, after consultation with legal counsel, believe that plaintiff's claims are without foundation and that meritorious defenses exist as to all the claims.
    A hearing on plaintiff's request for preliminary injunctive relief is scheduled for January 22, 2004. Summit Financial Group, Inc. will continue to evaluate the claims in the Corinthian lawsuit and intends to vigorously defend against them. Summit Financial Group, Inc. believes that the lawsuit is without merit and will have no material adverse effect on the Company. Management of Summit Financial Group, at the present time, is unable to estimate the impact, if any, an adverse decision may have on the Company's results of operations or financial condition.

    Summit Financial Group, Inc. is a financial holding company with total assets of $790 million. Summit operates thirteen banking locations through its three wholly owned subsidiary banks, Summit Community Bank headquartered in Moorefield, West Virginia, Capital State Bank, Inc. in Charleston, West Virginia, and Shenandoah Valley National Bank in Winchester, Virginia. Summit also operates Summit Financial, LLC, a residential mortgage loan originator located in Herndon, Virginia and organized during third quarter 2003.

    This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections. Please refer to Summit's filings with the Securities and Exchange Commission for a summary of important factors that could affect Summit's forward-looking statements. Summit undertakes no obligation to revise these statements following the date of this press release.

    CONTACT: Summit Financial
             Robert S. Tissue, 304-530-0552
             rtissue@SummitFGI.com